Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces First Quarter 2013 Results

Company Updates Guidance For 2013

ST. LOUIS, May 10, 2013 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Sales were $106.1 million for the first quarter of 2013, a historical high for the company, up 58.9 percent from the first quarter of 2012.

•	Adjusted EBITDA was $14.2 million for the first quarter of 2013, up 45.8 percent from the first quarter of 2012.

•	Firm backlog as of March 31, 2013, was a record $432.5 million.

•	The Engineering Services segment experienced weakness in demand.

First Quarter Results

Net sales for the first quarter of 2013 increased 58.9 percent to $106.1 million, compared to $66.7 million in the first quarter of 2012.  Net income for the first quarter of 2013 was $1.8 million, or $0.14 per diluted share ($0.30, excluding the impact of the inventory fair value step up released in the quarter and acquisition and integration expenses, net of tax), compared to $4.8 million, or $0.41 per diluted share, in the first quarter of 2012.  The following table illustrates the company’s net income excluding the impact of the acquisition of Valent Aerostructures, LLC (“Valent”) for comparative purposes.

		Per Diluted
	Q1 2013	Share

Net income	$1,837	$0.14
Interest expense, net of tax	2,673	0.21
Acquisition and integration expenses, net of tax	320	0.03
Fair value Inventory step-up on acquired inventories, net of tax	1,623	0.13
Valent net income	(1,716)	(0.14)
Net income excluding Valent	$4,737	$0.37

“Sales of our legacy Aerostructures products and at the recently acquired Valent plants met our expectations with combined sales increasing from fourth quarter 2012 levels,” said Ronald S. Saks, Chief Executive Officer of LMI.  “We anticipate growing revenue from this segment through 2013, based on both newly awarded work commencing during the year, as well as customer production rate increases scheduled later in 2013, notably for the Boeing 737 model.  Revenue in the quarter included $6.9 million of tooling for a development program in which limited production is now starting.  We also expect an additional $12.0 million of tooling revenue, about $9.0 million on this program, to be completed in 2013.”

“Revenues at our Engineering Services segment were lower than planned, as a ramp down at our largest customer proved to be faster and deeper than expected,” Saks added.  “Currently, we are mitigating the effect by transferring engineers to new customer programs and increasing our use of engineers in our Aerostructures segment.  Aerostructures has two design build projects in the early production stage and the availability of these engineers has assisted our plants in improving our manufacturing processes.  Aerostructures intends to continue this engineering engagement on a permanent basis as new programs become ready for production.  We reduced our sales forecast for the Engineering Services segment, based on current demand continuing for the balance of 2013, with a modest pickup later in the year.  However, recent announcements of new development program approvals by some of our customers could result in future changes to this forecast.

“Net income in the first quarter of 2013 was reduced by continued losses on an assembly program, which also impacted the fourth quarter of 2012.  Supplied and purchased tooling for this program was repaired and delivery met customer requirements by the end of March 2013.  A claim for $2.4 million was filed with our customer in April 2013.  No revenue from this claim has been recorded in our operating results to date.  We expect negotiations to commence shortly, with recovery, if any, to occur in the third quarter of 2013.”

Aerostructures Segment

	Q1%				%	Q1%
Net Sales	2013	of Total	Valent	Legacy	of Total	2012	of Total
	($ in millions)
Large commercial aircraft	$37.5	45.1%	$18.5	$19.0	36.2%	$16.5	39.8%
Corporate and regional aircraft	25.8	31.1%	2.5	23.3	44.4%	13.4	32.3%
Military	14.0	16.8%	5.3	8.7	16.5%	9.1	21.9%
Other	5.8	7.0%	4.3	1.5	2.9%	2.5	6.0%
Total	$83.1	100.0%	$30.6	$52.5	100.0%	$41.5	100.0%

The increase in sales is primarily attributable to the acquisition of Valent, which contributed $18.5 million to large commercial aircraft, including $14.7 million for the Boeing 737 platform, $2.5 million to corporate and regional aircraft, $5.3 million to military and $4.3 million to other.  In legacy Aerostructures, increased demand for Boeing 737 wing modification kits and growth on the Boeing 777 and 787 platforms contributed an additional 10.8 percent increase in net sales of large commercial aircraft products.

Corporate and regional aircraft revenues in the legacy Aerostructures group were higher as the first quarter of 2013 included revenue of $6.9 million from tooling on a new customer development program and $3.3 million in additional revenue from deliveries for the Gulfstream G650, G450/G550 and G280 models.  Military products revenue decreased for legacy Aerostructures as revenues on the KC-390 program and growth on the Apache helicopter were not enough to offset reduced sales related to the Blackhawk program.

The Aerostructures segment generated gross profit of $16.6 million, or 20.0 percent of net sales, in the first quarter of 2013 versus $11.8 million, or 28.4 percent of net sales, in the first quarter of 2012.  The acquisition of Valent reduced the gross profit margin.  Valent’s gross profit margin for the first quarter of 2013 was 11.5 percent.  Excluding the aforementioned inventory step-up, the gross profit margin would have been approximately 19.6 percent, and the overall Aerostructures segment gross profit would have been 22.9 percent.  As previously mentioned, an assembly program that began in 2012 continued to negatively impact earnings, as the company lost $1.0 million with respect to this program in the first quarter of 2013.

Selling, general and administrative expenses (“SG&A”) were $11.1 million in the first quarter of 2013 versus $7.0 million in the first quarter of 2012.  Included in these expenses for the first quarter of 2013 was $3.7 million in SG&A related to Valent.  The balance of the increase was due to increased personnel costs, integration expense and professional fees related to the Valent acquisition.

Engineering Services Segment

Net Sales	Q1 2013	% of Total	Q1 2012	% of Total
	($ in millions)
Large commercial aircraft	$7.5	31.8%	$7.7	30.2%
Corporate and regional aircraft	6.2	26.3%	8.0	31.4%
Military	7.5	31.8%	8.1	31.8%
Other	2.4	10.1%	1.7	6.6%
Total	$23.6	100.0%	$25.5	100.0%

The Engineering Services segment net sales in the first quarter of 2013 included $3.8 million generated by TASS, Inc. (“TASS”), acquired in the third quarter of 2012, all of which is included in large commercial aircraft sales.  Excluding the TASS acquisition, sales of services for large commercial aircraft declined on both the Boeing 787 and a nacelle system project.  Declining support for Bombardier’s Learjet 85 was primarily responsible for the decline in the corporate and regional market.  Increased revenue in support of the Embraer KC-390 was not enough to offset declines in the KC-46 tanker and support for naval aircraft, resulting in a decline in the military market in the first quarter of 2013 from the prior year quarter.

Gross profit for the segment was $3.5 million, or 14.8 percent of net sales, for the first quarter of 2013 down from $4.7 million or 18.4 percent of net sales for the prior year quarter.  The acquisition of TASS added $0.6 million of gross profit or 15.8 percent of TASS net sales.  Excluding TASS, lower sales and lower productivity contributed to the decrease in gross profit.

SG&A for the segment increased from $2.1 million in the first quarter of 2012 to $2.9 million in the first quarter of 2013.  This increase is attributable entirely to TASS.

Non-Segment

The effective income tax rate for the first quarter of 2013 was 24.7 percent and in 2012 was 35.3 percent.  During the first quarter of 2013, the company recognized a benefit of $0.3 million resulting from the enactment of the American Taxpayer Relief Act in January 2013, which extended the federal research and development credit retroactively to January 1, 2012, through December 31, 2013. Interest expense increased $3.9 million primarily due to the new credit agreement to support the acquisition of Valent.

The company used cash flow from operations of $10.5 million in the first quarter of 2013 and funded capital expenditures of $12.6 million, resulting in negative free cash flow of $23.1 million.  The cash flow used in operations was largely driven by growth in accounts receivable and inventory balances in the first quarter of 2013.

Backlog as of March 31, 2013, was $432.5 million, including $124.9 million in backlog at Valent, compared to $214.6 million at the end of the prior year quarter.

Outlook for 2013

The company also announced that it has updated guidance for 2013, as follows:

Consolidated Operations

•	Net sales between $459.0 million and $483.0 million

•	Gross profit between 22.3 percent and 23.1 percent

•	SG&A between $55.7 million and $58.6 million

•	Interest and other expenses between $16.0 million and $17.0 million

•	Effective income tax rate between 34.0 percent and 35.0 percent

•	Capital expenditures between $27.0 million and $30.0 million

•	Depreciation, amortization and stock compensation expense between $20.1 million and $20.9 million

The expectations for each segment are as follows:

Aerostructures

•	Net sales between $362.0 million and $382.0 million, including between $139.0 million and $145.0 million for Valent

•	Gross profit between 23.8 percent and 24.5 percent, including a one-time $2.5 million charge representing the Valent inventory step-up

•	SG&A between $43.7 million and $46.1 million

Engineering Services

•	Net sales between $97.0 million and $101.0 million

•	Gross profit between 16.5 percent and 17.5 percent

•	SG&A between $12.0 million and $12.5 million

The company provided the following estimates for Adjusted EBITDA guidance for 2013, exclusive of any expected synergies:

	Consolidated ($ in millions)
Operating Income	46.5	-	52.8

Depreciation, Amortization and Stock Based Compensation	20.1	-	20.9
Step-up in Inventory to Cost of Goods Sold	2.5	-	2.5
Acquisition and Integration Expense	0.5	-	0.5

Adjusted EBITDA	69.6	-	76.7

“The additions of Valent to our Aerostructures segment and TASS to our Engineering Services segment have resulted in a number of new business opportunities,” said Saks.  “Our TASS employees have recently joined our D3 Technologies team in newly rented offices in Everett, Washington, causing us to accelerate the integration of administrative and marketing functions.  Valent’s St. Louis plant has moved into space in a legacy LMI building, and in Wichita, selected Valent operations are being moved across town to a legacy LMI plant.  Integration of tactical functions has commenced, with a job transfer team identifying opportunities for insourcing of some work in our supply chains, as well as transfers of work packages between legacy LMI and Valent plants.  Purchasing is in the process of contracting for lower pricing when combining legacy LMI and Valent needs, and D3 and TASS are growing the Sri Lanka office to provide lower cost engineering services to our customers.  We expect to achieve actual synergies of $1.5 million by the end of 2013 and to reach an annual run rate of at least $3.0 million in savings by December 31.

“We believe our relationships with key customers continue to strengthen, and we have the resolve to integrate these new companies at a pace we can reasonably handle, while maintaining on time delivery and exceptional quality performance.  Accordingly, we are adding people, equipment and plant capacity needed to handle the revenue growth in our existing business, including a major customer development program in Aerostructures, which has required significant capital investment in 2012 and 2013.

“We continue now as a larger company to drive cost reduction and efficiency improvement every day, and are optimistic the positive trends of the commercial aerospace market should continue throughout 2013 and beyond.  We are committed to continuing as the supplier of choice to our key customers.”

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI's outlook for 2013 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI.  Actual results could differ materially from the forward-looking statements as a result of, among other things, difficulties integrating Valent, managing the increased leverage incurred by LMI in connection with its acquisition of Valent and complying with new debt covenants with respect to such indebtedness, as well as the factors detailed from time to time in LMI's filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2012, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

###

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$771	$4,347
Accounts receivable, net	83,081	69,159
Inventories	97,614	90,039
Prepaid expenses and other current assets	5,751	5,655
Deferred income taxes	3,839	3,839
Total current assets	191,056	173,039

Property, plant and equipment, net	104,080	96,218
Goodwill	179,592	179,314
Intangible assets, net	63,172	64,334
Other assets	14,114	15,059
Total assets	$552,014	$527,964

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$31,621	$30,471
Accrued expenses	25,847	23,703
Current installments of long-term debt and capital lease obligations	6,093	5,632
Total current liabilities	63,561	59,806

Long-term liabilities:
Long-term debt and capital lease obligations, less current installments	272,629	255,067
Other long-term liabilities	3,347	3,405
Deferred income taxes	8,732	8,732
Total long-term liabilities	284,708	267,204

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,860,023 shares at March 31, 2013 and December 31, 2012	257	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	91,646	90,839
Accumulated other comprehensive loss	(331)	(49)
Treasury stock, at cost, 11,168 shares at March 31, 2013 and 101,622 shares at December 31, 2012	(53)	(482)
Retained earnings	112,226	110,389
Total shareholders’ equity	203,745	200,954
Total liabilities and shareholders’ equity	$552,014	$527,964

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31.
	2013	2012

Sales and service revenue
Product sales	$82,114	$40,165
Service revenues	23,952	26,584
Net sales	106,066	66,749
Cost of sales and service revenue
Cost of product sales	65,138	27,385
Cost of service revenues	20,874	22,846
Cost of sales	86,012	50,231
Gross profit	20,054	16,518

Selling, general and administrative expenses	13,981	9,080
Income from operations	6,073	7,438

Other income (expense):
Interest expense	(4,113)	(201)
Other, net	480	169
Total other expense	(3,633)	(32)

Income before income taxes	2,440	7,406
Provision for income taxes	603	2,614
Net income	1,837	4,792
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(122)	-
Unrealized loss on interest rate hedge net of tax of $94	(161)	-
Other comprehensive income (expense):	(283)	-
Total comprehensive income	$1,554	$4,792

Amounts per common share:
Net income per common share	$0.15	$0.41

Net income per common share assuming dilution	$0.14	$0.41

Weighted average common shares outstanding	12,582,207	11,618,008

Weighted average dilutive common shares outstanding	12,693,657	11,783,241

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Operating activities:
Net income	$1,837	$4,792
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	4,791	1,936
Restricted stock compensation	360	375
Other noncash items	(258)	(150)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	(13,653)	(4,678)
Inventories	(7,469)	(4,311)
Prepaid expenses and other assets	(558)	(1,291)
Current income taxes	972	2,466
Accounts payable	947	(822)
Accrued expenses	2,569	2,111
Net cash (used) provided by operating activities	(10,462)	428
Investing activities:
Additions to property, plant and equipment	(12,592)	(2,909)
Other, net	1,866	27
Net cash used by investing activities	(10,726)	(2,882)
Financing activities:
Proceeds from issuance of debt	5,750	-
Principal payments on long-term debt and notes payable	(1,138)	-
Advances on revolving line of credit	29,500	-
Payments on revolving line of credit	(16,500)	-
Other, net	-	80
Net cash provided by financing activities	17,612	80
Net decrease in cash and cash equivalents	(3,576)	(2,374)
Cash and cash equivalents, beginning of period	4,347	7,868
Cash and cash equivalents, end of period	$771	$5,494

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$1,837	$4,792

Depreciation and amortization	4,791	1,936
Interest expense	4,113	201
Income tax expense	603	2,614
Stock based compensation	360	375
Acquisition and integration expenses	493	-
Fair value step-up on acquired inventories	2,497	-
Other, net	(480)	(169)

Adjusted EBITDA	$14,214	$9,749

Free Cash Flow (2):

Net cash (used) provided by operating activities	$(10,462)	$428
Less capital expenditures	(12,592)	(2,909)

Free cash flow	$(23,054)	$(2,481)

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.